EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-67085, 333-79269, 333-36680, 333-47026, 333-53332, 333-69036, 333-101759, 333-105864) and the Registration Statements on Form S-3 (Nos. 333-81626 and 333-85996) of our report dated January 29, 2004, with respect to the consolidated financial statements of Digital River, Inc. and subsidiaries included in this Form 10-K for the year ended December 31, 2003.

Our audits also included the financial statement schedule listed in Item 15 (a)(2).  This schedule is the responsibility of the Company’s management.  Our responsibility is to express an opinion based on our audits.  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 9, 2004